Exhibit 99.2

FOR IMMEDIATE RELEASE

TAMPA ELECTRIC, OTHER PARTIES COMPROMISE ON CUSTOMER RATES

Average residential bill would remain well below national average and among lowest in Florida

Tampa, Fla. (Sept. 6, 2013) – Tampa Electric customers would see their monthly bills rise by an average of $5.67 in November under a proposed base-rate settlement reached today by the utility, the Office of Public Counsel, and other parties.

The proposed settlement calls for an initial revenue increase of $57.5 million on Nov. 1, or an increase of 5.5 percent a month for the average residential customer who uses 1,000 kilowatt-hours, to $108.25 from the current $102.58. The settlement stems from Tampa Electric’s April request to adjust base rates.

“The proposed settlement represents a fair and constructive outcome. We are pleased to reach agreement with groups representing all our customers,” said John Ramil, TECO Energy president and CEO. “This settlement is comparable with other agreements recently reached in Florida, including return on equity and with the appropriate adjustments to revenue.

“Based on a sales forecast that more accurately reflects the current energy market and economic conditions, this agreement provides Tampa Electric the opportunity to effectively manage the business to earn its authorized return over the next four years,” Ramil said. “In addition, the agreement includes incremental revenues when the Polk combined-cycle conversion project enters commercial operation, which provides longer-term certainty to Tampa Electric’s earnings growth.”

The compromise includes additional increases of $7.5 million and $5 million on Nov. 1 in 2014 and 2015, respectively, and a $110 million increase when the expansion of the Polk Power Station is complete, expected in January 2017, under the proposed Generating Base Rate Adjustment (GBRA).

“We appreciate the spirit of cooperation among the groups who worked diligently to reach a constructive resolution for all Tampa Electric customers,” said Gordon Gillette, president of Tampa Electric. “This settlement would eliminate the need for the lengthy hearing – which was scheduled to begin Monday – and it would provide closure and clarity to the complex regulatory process.”

The settlement for Tampa Electric’s base rates was reached among the Office of Public Counsel, which represents consumers in utility issues, the Florida Industrial Power Users Group, the Florida Retail Federation, the Federal Executive Agencies and WCF Hospital Utility Alliance.

The settlement must be approved by the Public Service Commission (PSC), which is expected by the end of September. It also contains a provision that Tampa Electric cannot change its base rates again until 2018, except under certain conditions.

TECO Energy

702 N. Franklin St.

Tampa, FL 33602

The compromise includes a return on equity (ROE) range with the midpoint of 10.25 percent, which could rise to 10.5 percent under certain conditions. The agreement authorizes 54 percent equity in the capital structure as calculated on a financial basis, rather than a regulatory basis.

The settlement does not include adjustments for fuel and other clauses, which the PSC will decide in November. When including the clauses and the settlement, the average residential bill could total $109.52 in January.

According to the Energy Information Administration, the 12-month rolling average cost of electricity in the United States was $119.50 a month in June 2013.

Tampa Electric Company is the principal subsidiary of TECO Energy Inc. (NYSE: TE), an energy-related holding company with regulated utility operations in Florida, including both Tampa Electric and Peoples Gas System. Tampa Electric serves more than 687,000 customers in West Central Florida. TECO Energy’s other major subsidiary, TECO Coal, owns and operates coal-production facilities in Kentucky and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: changes in the terms of the agreement by the FPSC, or failure to obtain approval of the settlement by the FPC. Additional information is contained under “Risk Factors” in TECO Energy, Inc.‘s Annual Report on Form 10-K for the period ended Dec. 31, 2012, and as updated in subsequent SEC filings.

Media Contact: Cherie Jacobs 813.334.7779

Investor Contact: Mark Kane 813.228.1772

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TECO Energy

702 N. Franklin St.

Tampa, FL 33602